AMENDMENT TO EMPLOYMENT AGREEMENT




      Amendment to Employment Agreement (the "Agreement") dated as of January 1, 1994, between SOFTECH, INC., a Massachusetts corporation ("Company"), and Norman L. Rasmussen ("Executive"). Moreover, Section 9 of the Agreement states that the Agreement may be modified by an agreement in writing signed by the parties.

      The Agreement is hereby amended, effective as of the date hereof, in the following respects:

      1. Section 5 of the Agreement, relating to options and deferred compensation, is hereby amended by adding the following new paragraph at the end of such Section 5:

           "Acting in accordance with such good-faith negotiations, the Company agrees to pay three equal bonuses of $226,215 on each of December 31, 1994, December 31, 1995 and December 31, 1996 to the Executive, provided that the Executive is employed by the Company on each respective date. The net amount of such bonus, after paying federal, state and social security taxes thereon, shall be applied by the Executive to the purchase of a variable annuity contract or contracts, with distributions beginning on or after January 1, 1999, as determined by the Executive. In determining the net amount of such bonus, discretionary withholdings, including but not limited to Section 401(k) deferrals, shall not be made. Executive shall provide documentation to the Company substantiating the purchase of the variable annuity contract within 60 days of the applicable bonus payment. If the Executive is not employed by the Company on the date on which payment is due, no further payment under this paragraph shall be made. The bonus payments referred to in this paragraph represent the entire obligation of the Company with regard to the deferred compensation plan referred to in this Section 5. Risk or benefit from the actual investment return's being higher or lower than the estimated return of 8% shall be that of the Executive."

      2. Section 3.2 of the Agreement, relating to regular bonuses, is hereby amended by adding the following sentence at the end thereof:

           "Any provision contained in this Agreement or elsewhere to the contrary notwithstanding, for the purposes of computing the Executive's Bonus payments under this Section 3.2 and Schedule A of this Agreement, the Company's "Consolidated Profits Before Taxes per Share of Common Stock" shall be determined without regard to the amount of the annual deferred compensation bonus ($226,215) payable to the Executive on each of December 31, 1994, December 31, 1995, and December 31, 1996, pursuant to the terms of
           Section 5 of this Agreement."

      3. Except as modified herein, the Agreement shall continue in full force and effect in accordance with its terms.

      The parties hereby execute this Agreement, as a sealed instrument, this 16th day of December, 1994.



ATTEST:                                SOFTECH, INC.



___________________________________    ____________________________________
Title:                                 Title:  Director and Member,
                                               Compensation Committee




Witness:                               Executive:

___________________________________    ____________________________________
Title:                                 Norman L. Rasmussen